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                                                                   Exhibit 10.25

AMENDMENT TO THE TSB INTERNATIONAL INC. MANAGEMENT STOCK OPTION PLAN ADOPTED BY THE BOARD OF DIRECTORS ON DECEMBER 7, 1999:

         RESOLVED that the Telco Research Corporation Limited Management Stock Option Plan be amended by amending Section 2 thereof to make reference to "employees" such that options may now be granted under the Plan to the following:

                  "(a) Executive managers who have made personal contributions to the Company's corporate success, beyond the expectation of their jobs, as the Board from time-to-time determine, based on the recommendation of the Chairman of the Company;

                  (b)      Directors of the Company;

                  (c)      Employees,"

         subject to the approval of Counsel and conformance of the Plan to local exigencies and requirements in the jurisdictions in which potential option holders may reside.

         RESOLVED that the President or any officer or director of the Company be, and each hereby is, authorized, empowered, and directed, for and on behalf of the Company to execute and deliver such documents and to do all such other acts or things as such officer or director may determine to be necessary or advisable to give effect to the intent of these resolutions, the execution of any such document or the doing of any such other act or thing to be conclusive evidence of such determination.

AMENDMENT TO THE TSB INTERNATIONAL INC. MANAGEMENT STOCK OPTION PLAN ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 31, 1999:

         RESOLVED THAT:

         1. the Corporation's Management Stock Option Plan be amended to increase the total number of common shares of the Corporation reserved for issuance to holders of options thereunder to 565,000;

         2. such amendment be presented for ratification at the annual and special meeting of the shareholders of the Corporation to be held on June 8, 1999.